EXHIBIT 99.1

Sirna Contact	Investor Contact	Media Contact
Howard W. Robin	Blair Schoeb	Justin Jackson
President & CEO
Sirna Therapeutics, Inc.	Burns & McClellan	Burns & McClellan
303-449-6500	212-213-0006	212-213-0006

Sirna Therapeutics Announces RNAi Oncology Research Collaboration with Lilly

Boulder, CO – January 27, 2004 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced a collaboration with Eli Lilly & Company (NYSE: LLY) to develop novel RNA-interference (RNAi) therapeutics. During the eighteen-month collaboration, Lilly and Sirna will jointly investigate Sirna’s proprietary modified small interfering RNAs (siRNAs) against specific oncology targets provided by Lilly. Financial terms were not disclosed.

“This collaboration represents a significant step forward in Sirna’s development of RNAi-based therapeutics and is our first alliance with a major pharmaceutical company,” said Howard W. Robin, President and CEO of Sirna Therapeutics. “We chose Lilly as a partner based on Lilly’s extensive expertise in developing novel oncology compounds and are very pleased to be working with a company with Lilly’s tradition of medical innovation.”

“The field of RNA-derived therapeutics is one of the most exciting to be explored in the last twenty years, one that has the promise of improving medical practice in areas of great unmet medical need,” said Richard Gaynor, MD, Vice President, Cancer Research at Lilly. “Lilly’s involvement in nucleic acid-based therapeutics began in earnest in 2001 through our collaboration with Isis Pharmaceuticals. That positive experience, which continues, has led us to expand our investigation of nucleic acid technologies into the field of RNA interference. Our partnership with Sirna reflects our belief that Sirna is the leading company in the field of RNA interference. Combining Lilly’s expertise in pre-clinical testing and drug development with Sirna’s expertise in the science of RNA interference will allow us to quickly establish a proof of concept in oncology.”

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.